Exhibit 99.1

Tidelands Royalty Trust “B”

News Release

TIDELANDS ROYALTY TRUST “B”

ANNOUNCES FOURTH QUARTER CASH DISTRIBUTION

DALLAS, Texas, December 20, 2012 – Tidelands Royalty Trust “B” (OTC BB: TIRTZ) (“Tidelands”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.126285 per unit, payable on January 14, 2013, to unitholders of record on December 31, 2012. Tidelands’ cash distribution history, current and prior year financial reports and tax information, a link to filings made with the Securities and Exchange Commission, and more can be found on its website at http://www.tirtz-tidelandsroyaltytrust.com/.

The distribution this quarter decreased to $0.126285 per unit from $0.167110 per unit last quarter. Royalties received this quarter as compared to the last quarter decreased due to lower oil prices and decreased oil production, which was partially offset by higher natural gas prices and increased natural gas production.

Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management
Toll Free – 1.800.985.0794